                                                                    EXHIBIT 99.3

TO THE SHAREHOLDERS OF SUNSHINE STATE POWER BV


AUDITORS' REPORT

We have audited the accompanying balance sheet of Sunshine State Power BV as of December 31, 1997, 1996 and 1995, and the related statements of income and of cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements give a true and fair view of the financial position of the Company as of December 31, 1997, 1996 and 1995 and of the results for the years then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.






PRICE WATERHOUSE NEDERLAND BV
March 27, 1998
Amsterdam, Netherlands

                            SUNSHINE STATE POWER BV

               BALANCE SHEET AT DECEMBER 31, 1997, 1996 AND 1995



                                                  1997     1996     1995
                                                 AUD'000  AUD'000  AUD'000
                                                 -------  -------  -------
ASSETS
FIXED ASSETS
Intangible fixed assets .....................      7,926    8,397    8,868
Tangible fixed assets .......................    161,545  165,173  161,355
                                                 -------  -------  -------
                                                 169,471  173,570  170,223
CURRENT ASSETS
Stocks ......................................      2,254    3,536    1,851
Receivables .................................      4,470    4,877    5,835
Cash and bank balances ......................     10,885   11,898   11,460
                                                 -------  -------  -------
                                                  17,609   20,311   19,146
                                                 -------  -------  -------
TOTAL ASSETS ................................    187,080  193,881  189,369
                                                 -------  -------  -------

SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Issued share capital ........................         30       30       30
Retained earnings ...........................     24,147   15,014    7,712
Result for the year .........................      2,433    9,133    7,302
                                                 -------  -------  -------
                                                  26,610   24,177   15,044
                                                 -------  -------  -------
Provisions ..................................     16,195   14,618    9,309
Long-term liabilities .......................    135,435  146,817  156,097
Current liabilities .........................      8,840    8,269    8,919
                                                 -------  -------  -------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES ..    187,080  193,881  189,369
                                                 -------  -------  -------

      The accompanying notes form an integral part of the annual accounts.

                            SUNSHINE STATE POWER BV

    STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                      1997     1996     1995
                                                     AUD'000  AUD'000  AUD'000
                                                     -------  -------  -------
Net turnover
 Queensland Transmission & Supply Corporation ....    24,105   31,245   33,250
 Boyne Smelters Limited ..........................    31,386   21,548   21,378
                                                     -------  -------  -------
TOTAL ............................................    55,491   52,793   54,628
Cost of turnover
 Non-fuel ........................................     8,864    9,179    8,163
 Fuel ............................................    19,972   14,562   14,851
                                                     -------  -------  -------
TOTAL ............................................    28,836   23,741   23,014

GROSS PROFIT ON TURNOVER .........................    26,655   29,052   31,614
                                                     -------  -------  -------
 Operating expenses ..............................     2,484    1,719    3,000
 Depreciation and amortization expense ...........     6,328    6,041    5,539
                                                     -------  -------  -------
TOTAL EXPENSES ...................................     8,812    7,760    8,539
                                                     -------  -------  -------
NET PROFIT ON TURNOVER ...........................    17,843   21,292   23,075
                                                     -------  -------  -------
Interest expense .................................     7,831   10,233   11,100
Interest income ..................................      (667)    (770)    (718)
Foreign exchange (gain)/loss .....................     6,951   (2,527)     744
Disposal of assets (gain)/loss ...................       (73)      86        -
                                                     -------  -------  -------
NET FINANCIAL EXPENSE ............................    14,042    7,022   11,126
                                                     -------  -------  -------
Result from ordinary operations before taxation ..     3,801   14,270   11,949
Taxation .........................................     1,368    5,137    4,647
                                                     -------  -------  -------
NET RESULT .......................................     2,433    9,133    7,302
                                                     --------  ------- -------


      The accompanying notes form an integral part of the annual accounts.

                            SUNSHINE STATE POWER BV

  STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




                                                      1997     1996      1995
                                                     AUD'000  AUD'000   AUD'000
                                                    --------  -------  --------
Cash flows from operating activities
Net result .......................................     2,433    9,133     7,302
Adjustments to reconcile net result to net cash
provided by operating activities:
 Depreciation and amortization ...................     6,328    6,041     5,539
 Deferred income taxes ...........................     1,368    5,137     4,647
 Foreign exchange loss/(gain) ....................     6,951   (2,527)      744
 (Gain)/Loss on sale of fixed assets .............      (73)       86         -
Changes in operating assets and liabilities:
 Stocks ..........................................     1,282   (1,685)       (6)
 Receivables .....................................       407      958    (1,469)
 Provisions ......................................       209      172       166
 Current liabilities .............................        48   (1,088)     (102)
                                                    --------  -------  --------

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ..    18,953   16,227    16,821
                                                    --------  -------  --------

Cash flows from investing activities
 Purchases of tangible fixed assets ..............    (2,251)  (9,495)  (12,762)
 Proceeds from sale of fixed assets ..............        94       21         -
                                                    --------  -------  --------

NET CASH FLOWS USED BY INVESTING ACTIVITIES ......    (2,157)  (9,474)  (12,762)
                                                    --------  -------  --------

Cash flows from financing activities
 Proceeds (repayments) of notes payable ..........   (12,896)  (1,840)    1,014
 Repayments of long-term debt ....................    (4,913)  (4,475)   (4,038)
                                                    --------  -------  --------

NET CASH FLOWS (USED) PROVIDED BY FINANCING
ACTIVITIES .......................................   (17,809)  (6,315)   (3,024)
                                                    --------  -------  --------

NET (DECREASE)/INCREASE IN CASH AND BANK
BALANCES .........................................    (1,013)     438     1,035
                                                    --------  -------  --------

 Cash and bank balances
 Beginning of year ...............................    11,898   11,460    10,425
                                                    --------  -------  --------
 End of year .....................................    10,885   11,898    11,460
                                                    --------  -------  --------

SUPPLEMENTAL DISCLOSURE OF CASH PAID
FOR INTEREST .....................................     8,072   10,382    11,043
                                                    --------  -------  --------



      The accompanying notes form an integral part of the annual accounts.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1.   GENERAL

ACTIVITIES

     Sunshine State Power BV (the Company) was incorporated on November 11, 1993. The Company's principal operating activity is the ownership of 20% of the Gladstone Power Station Joint Venture. The Gladstone Power Station Joint Venture owns and operates the Gladstone Power Station located in Queensland, Australia which it acquired on March 30, 1994. The Gladstone Power Station Joint Venture is an unincorporated joint venture and therefore not a separate legal entity. Accordingly, the Gladstone Power Station Joint Venture owners act as tenants in common owning their proportionate shares of the unincorporated joint venture's assets, liabilities and results, of operations. The accounts have been prepared for the years ended December 31, 1997, 1996 and 1995.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Unless otherwise stated assets and liabilities are carried at nominal value.

BASIS OF PREPARATION

     The Company's financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Netherland GAAP) which may differ in certain respects from generally accepted accounting principles in the United States (US GAAP). With regard to the Company's balance sheet and statement of income, there are no material differences between Netherlands GAAP and US GAAP. With regard to the Company's statement of cash flows, under US GAAP the foreign exchange loss/(gain) would be classified under the cash flows from financing activities section as US GAAP requires that such items be netted with the related cash flow item.

FOREIGN CURRENCIES

     Assets and liabilities at year-end and transactions during the period denominated in a foreign currency are translated into the Company's local currency (Australian $) at the exchange rates ruling at year-end and at the time of the transaction, respectively. Exchange adjustments are taken to the statement of income.

INTANGIBLE FIXED ASSETS

     Project Development Expenditures - Project development expenditures represent the Company's share of project development expenditures incurred by the Gladstone Power Station Joint Venture to organize the acquisition of the Gladstone Power Station and operate it subsequent to the acquisition.

     Capitalized development expenditures are being amortized over the term of the Gladstone Power Station Power sales agreements (35 years), commencing from the date the investment in the project was consummated. The carrying values of capitalized development expenditures and the amortization periods are reviewed annually and any necessary write down is charged against income. Research expenditures and expenditures on development of existing projects are charged against income in the year in which they are incurred.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
     FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



     Financing Costs - Financing costs represent the Company's share of the costs incurred by the Gladstone Power Station Joint Venture to acquire the long-term debt used to finance the acquisition of the Gladstone Power Station. Capitalized financing costs are being amortized over a ten year period, which represents the timeframe until the Company expects the long-term debt will be refinanced.

TANGIBLE FIXED ASSETS

     All tangible fixed assets are stated at cost. The Company has not had any reevaluations performed on its tangible fixed assets. Tangible fixed assets, with the exception of land, are depreciated over their estimated useful lives or over the life of the power purchase agreement by the straight line method. Ordinary maintenance and repairs are expensed as incurred; replacements and improvements are capitalized.

     The estimated useful lives are:


     Site roads and preparation ...............         35 years
     Generators, systems, stacks, etc. ........         35 years
     Coal handling plant ......................      10-35 years
     Other operating fixed assets .............       3-10 years


STOCKS

     Stocks are carried at the lower of cost (principally by the FIFO method or another method which approximates FIFO) and net realizable value. In valuing stocks, appropriate allowance is made for obsolete or slow-moving items.

TRADE DEBTORS

     Trade debtors are stated at nominal value.

PROVISIONS

     Employee Provisions - Provisions are made for amounts expected to be paid to the operator of the Gladstone Power Station in respect of its employees for the pro rata entitlements for long service and annual leave. These amounts are accrued at actual pay rates having regard to experience of employee's departure and period of service. The provisions are divided into current (expected to be paid in the ensuing twelve months) and non-current portions.

     Deferred Tax - Provisions for deferred taxes have been set up where items entering into the determination of accounting profit for one period are recognized for taxation purposes in another. The principal difference arises in connection with the depreciation of fixed assets. In calculating the provision, current tax rates are applied. During 1995, Australian income tax rates increased from 33% to 36%. In 1995, the prior year deferred tax balance was increased to reflect the increase in tax rates with the adjustment being recorded in taxation in the statement of income.

COMPANY INCOME TAX

     Company income tax is based upon the results reported in the statement of income as adjusted for permanent differences. Current Australian tax rates are applied.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
     FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 -- (CONTINUED)



3. INTANGIBLE FIXED ASSETS

     The movements in the intangible fixed assets are summarized as follows:




                                                         PROJECT
                                                       DEVELOPMENT              FINANCING
                                                      EXPENDITURES                COSTS                TOTAL
                                                      ------------              ---------             ------
                                                        AUD'000                  AUD'000              AUD'000
COST
Balance at December 31, 1994 .......................         6,984                  2,707               9,691
Additions for the year ended December 31, 1995 .....             -                      -                   -
                                                      ------------              ---------             -------
Balance at December 31, 1995 .......................         6,984                  2,707               9,691
Additions for the year ended December 31, 1996 .....             -                      -                   -
                                                      ------------              ---------             -------
Balance at December 31, 1996 .......................         6,984                  2,707               9,691
Additions for the year ended December 31, 1997 .....             -                      -                   -
                                                      ------------              ---------             -------
Balance at December 31, 1997 .......................         6,984                  2,707               9,691

ACCUMULATED AMORTIZATION
Balance at December 31, 1994 .......................          (150)                  (203)               (353)
Amortization for the year ended December 31, 1995 ..          (199)                  (271)               (470)
Amortization for the year ended December 31, 1996 ..          (200)                  (271)               (471)
Amortization for the year ended December 31, 1997 ..          (200)                  (271)               (471)
                                                      ------------              ---------             -------

Balance at December 31, 1997 .......................          (749)                (1,016)             (1,765)
                                                      ------------              ---------             -------

Net book value at December 31, 1997 ................         6,235                  1,691               7,926
                                                      ------------              ---------             -------



4. TANGIBLE FIXED ASSETS

     The movements in the tangible fixed assets are summarized as follows:



                                                                                                    OTHER
                                                       SITE ROADS     GENERATORS        COAL       OPERATING
                                                          AND          SYSTEMS,       HANDLING       FIXED
                                          LAND        PREPARATION       STACKS          PLANT        ASSETS         TOTAL
                                          ----        -----------     ----------      --------     ---------        -----
                                         AUD'000        AUD'000        AUD'000        AUD'000        AUD'000       AUD'000
COST
Balance at December 31, 1994 ......         211          2,443        141,125           6,294         1,912        151,985
Additions .........................           -            146          8,943           2,036           721         11,846
Disposals .........................           -              -             (1)              -           (10)           (11)
                                        -------        -------        -------        --------      --------        -------
Balance at December 31, 1995 ......         211          2,589        150,067           8,330         2,623        163,820
Additions .........................           5            209         11,988           1,334           111         13,647
Disposals .........................           -              -            (88)              -           (19)          (107)
                                        -------        -------        -------        --------      --------        -------
Balance at December 31, 1996 ......         216          2,798        161,967           9,664         2,715        177,360
Additions .........................           -             48          3,810              44           263          4,165
Disposals .........................           -            (12)            (3)              -            (6)           (21)
                                        -------        -------        -------        --------      --------        -------
Balance at December 31, 1997 ......         216          2,834        165,774           9,708         2,972        181,504
                                        -------        -------        -------        --------      --------        -------


                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



                                                                                                         OTHER
                                                     SITE ROADS        GENERATORS      COAL            OPERATING
                                                            AND         SYSTEMS,     HANDLING            FIXED
                                         LAND         PREPARATION        STACKS        PLANT             ASSETS            TOTAL
                                     --------------  ------------   -------------  --------------   -------------   --------------
                                         AUD'000       AUD'000          AUD'000       AUD'000           AUD'000        AUD'000
ACCUMULATED DEPRECIATION
Balance at December 31, 1994 ......               -           (53)         (2,940)          (331)            (177)         (3,501)
Charge for the year ...............               -           (72)         (4,304)          (452)            (353)         (5,181)
                                     -------------- -------------   -------------  -------------    -------------   -------------
Balance at December 31, 1995 ......               -          (125)         (7,244)          (783)            (530)         (8,682)
Charge for the year ...............               -           (79)         (4,497)          (601)            (393)         (5,570)
                                     -------------- -------------   -------------  -------------    -------------   -------------
Balance at December 31, 1996 ......               -          (204)        (11,741)        (1,384)            (923)        (14,252)
Charge for the year ...............               -          (129)         (4,795)          (676)            (258)         (5,858)
                                     -------------- -------------   -------------  -------------    -------------   -------------
Balance at December 31, 1997 ......               -          (333)        (16,536)        (2,060)          (1,181)        (20,110)
Net book value at December 31,
 1997 .............................             216         2,501         149,238          7,648            1,791         161,394
                                     -------------- -------------   -------------  -------------    -------------   -------------
Construction in progress at
 December 31, 1997 (construction in
 progress at December 31, 1996 and
 1995 was $2,065 and $6,217,
 respectively) ....................                                                                                           151
                                                                                                                    -------------
Net tangible fixed assets at
 December 31, 1997 ................                                                                                       161,545
                                                                                                                    -------------



5.   STOCKS


                          DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                             1997               1996              1995
                             ----               ----              ----
                            AUD'000            AUD'000           AUD'000
Coal ....................     1,046              2,318               656
Fuel oils ...............       146                154               202
Chemicals ...............         5                 12                13
Spares and consumables ..     1,057              1,052               980
                          ---------          ---------         ---------
                              2,254              3,536             1,851
                          ---------          ---------         ---------



6.   RECEIVABLES


                          DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                             1997               1996              1995
                             ----               ----              ----

                            AUD'000            AUD'000           AUD'000
Trade debtors ...........     4,249              4,605             5,501
Prepayments .............       221                272               334
                          ---------          ---------         ---------
                              4,470              4,877             5,835
                          ---------          ---------         ---------

     All receivables are due in less than one year.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



7.   CASH AND BANK BALANCES

     All cash and bank balances are held by banks and include investments with maturities of three months or less which are readily convertible to cash. The Company's long-term debt agreement places restrictions on the amount of cash and bank balances which must be maintained. At December 31, 1997, 1996 and 1995, the restricted cash and bank balances totaled $6,200,000, $7,000,000 and $7,500,000, respectively.


8.   ISSUED SHARE CAPITAL

     The authorized share capital consists of 2,000 shares each having a nominal value of 30 Australian dollars (40 Dutch Guilders), of which 1,000 shares have been issued and fully paid up at December 31, 1997 and 1996. The Company's shares are owned by NRGenerating International BV (990) and Gunwale BV (10). Both NRGenerating International BV and Gunwale BV are wholly owned by NRG Energy, Inc., which is incorporated in the United States of America.


9.   RETAINED EARNINGS


                                                      1997       1996
                                                      ----       ----
                                                    AUD'000    AUD'000
Balance at January 1 ............................    15,014      7,712
Appropriation of prior years result .............     9,133      7,302
                                                    -------    -------
Balance at December 31 ..........................    24,147     15,014
                                                    -------    -------



10.  RESULT FOR THE PERIOD


                                                               AUD'000
                                                               -------
Balance at December 31, 1994 ................................    7,712
1994 net result appropriated to retained earnings ...........   (7,712)
Net result for the year ended December 31, 1995 .............    7,302
1995 net result appropriated to retained earnings ...........   (7,302)
Net result for the year ended December 31, 1996 .............    9,133
1996 net result appropriated to retained earnings ...........   (9,133)
Net result for the year ended December 31, 1997 .............    2,433
                                                               -------
Balance at December 31, 1997 ................................    2,433
                                                               -------

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



11.  PROVISIONS


                                            EMPLOYEE   DEFERRED
                                           PROVISIONS    TAX    TOTAL
                                           ----------    ---    -----

                                             AUD'000  AUD'000  AUD'000
Balance at December 31, 1994 .............       697    3,799    4,496
Charged/(released) to income .............       166    4,647    4,813
                                             -------  -------  -------
Balance at December 31, 1995 .............       863    8,446    9,309
Charged/(released) to income .............       172    5,137    5,309
                                             -------  -------  -------
Balance at December 31, 1996 .............     1,035   13,583   14,618
Charged/(released) to income .............       209    1,368    1,577
                                             -------  -------  -------
Balance at December 31, 1997 .............     1,244   14,951   16,195
                                             -------  -------  -------


     Approximately $710 (AUD'000) of the employee provisions are current and expected to be paid during 1998.


12.  LONG-TERM LIABILITIES

     Secured long-term debt due to third parties


                                DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                   1997          1996          1995
                                   ----          ----          ----

                                  AUD'000       AUD'000       AUD'000
Secured - with banks ........     103,383       108,821       113,733


     Current installments of bank long-term debt are included under current liabilities. The interest rate for long-term debt is variable based on an average of the bid rates quoted by the banks plus a margin of 1.4% at December 31, 1997.

The bank long-term debt is repayable as follows (in AUD'000):


  1998 .......................................................   5,437
  1999 .......................................................   5,975
  2000 .......................................................   6,600
  2001 .......................................................   7,275
  2002 .......................................................   8,012
  Thereafter .................................................  75,522
                                                                ------
                                                               108,821
                                                               -------



     The bank long-term debt is secured by the Company's ownership interest in the Gladstone Power Station Joint Venture.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



     Unsecured Subordinated Notes Payable (AUD'000)

On March 25,1994 the Company received loans from NRGenerating International BV and Gunwale BV, the primary shareholders of the Company, in the amounts of $48,312 and $488 respectively. The notes payable are subordinated to all other liabilities of the Company, bear no interest and are to be repaid in U.S. dollars. The Company repaid $12,767 and $129 to NRGenerating International BV and Gunwale BV, respectively, during 1997 and repaid $1,822 and $18 to NRGenerating International BV and Gunwale BV respectively during 1996. There were no repayments made during 1995. Repayments on the notes payable are at the discretion of the Company, unless certain events of termination occur, as defined, and then the entire balance of the notes becomes due. The note balances, as adjusted for current period activity and foreign exchange fluctuations, were $31,733 and $319 to NRGenerating International BV and Gunwale BV at December 31, 1997, respectively, $37,616 and $380 to NRGenerating International BV and Gunwale BV at December 31, 1996, respectively, and $41,940 and $424 to NRGenerating International BV and Gunwale BV at December 31, 1995, respectively.


13. CURRENT LIABILITIES


                                                DECEMBER 31,            DECEMBER 31,             DECEMBER 31,
                                                   1997                    1996                     1995
                                                   ----                    ----                     ----
                                                  AUD'000                 AUD'000                  AUD'000
Current installments of bank long-term debt ..      5,437                   4,913                    4,475
Trade creditors/suppliers ....................        945                     776                    1,579
Accrued coal/rail costs ......................      1,633                   1,152                    1,712
Accrued interest .............................        559                     800                      959
Other accrued expenses .......................        266                     628                      194
                                                ---------               ---------                ---------
                                                    8,840                   8,269                    8,919
                                                ---------               ---------                ---------




14.  RELATED PARTIES


     An affiliate of the Company, Sunshine State Power (No. 2) BV owns 17.5% of the Gladstone Power Station Joint Venture. Sunshine State Power (No. 2) BV is owned by the owners of the Company.

     The Gladstone Power Station is operated by NRG Gladstone Operating Services Pty Ltd, which is ultimately a wholly-owned subsidiary of NRG Energy Inc. NRG Gladstone Operating Services Pty Ltd operates the Gladstone Power Station under the terms of the Operation and Maintenance Agreement with the Gladstone Power Station Joint Venture. During the periods ended December 31, 1997, 1996 and 1995, the Company paid NRG Gladstone Operating Services Pty Ltd approximately $298, $288 and $331 (AUD'000) respectively in operators fees under the terms of the Operation and Maintenance Agreement.

                            SUNSHINE STATE POWER BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



15.  NUMBER OF EMPLOYEES

     The average number of persons employed at the Gladstone Power Station during 1997 was approximately 453. These individuals are primarily employed in the operations and maintenance areas of the station. The Company is responsible for 20% of the related costs for these employees. The Company itself has no employees.


16.  REMUNERATION OF DIRECTORS

     During the periods ended December 31, 1997, 1996 and 1995, none of the directors received remuneration for their services as directors of the Company.

TO THE SHAREHOLDERS OF SUNSHINE STATE POWER (NO. 2) BV


AUDITORS' REPORT

We have audited the accompanying balance sheet of Sunshine State Power (No. 2) BV as of December 31, 1997, 1996 and 1995, and the related statements of income and of cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements give a true and fair view of the financial position of the Company as of December 31, 1997, 1996 and 1995 and of the results for the years then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.






PRICE WATERHOUSE NEDERLAND BV
March 27, 1998
Amsterdam, Netherlands

                        SUNSHINE STATE POWER (NO. 2) BV

               BALANCE SHEET AT DECEMBER 31, 1997, 1996 AND 1995


                                                    1997     1996     1995
                                                   AUD'000  AUD'000  AUD'000
                                                   -------  -------  -------
ASSETS
FIXED ASSETS
Intangible fixed assets .....................        6,937    7,348    7,759
Tangible fixed assets .......................      141,349  144,524  141,183
                                                   -------  -------  -------
                                                   148,286  151,872  148,942

CURRENT ASSETS
Stocks ......................................        1,972    3,093    1,620
Receivables .................................        3,910    4,267    5,106
Cash and bank balances ......................        9,535   10,416    9,953
                                                   -------  -------  -------
                                                    15,417   17,776   16,679
                                                   -------  -------  -------
TOTAL ASSETS ................................      163,703  169,648  165,621
                                                   -------  -------  -------

SHAREHOLDERS' EOUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Issued share capital ........................           30       30       30
Retained earnings ...........................       21,108   13,158    6,748
Result for the year .........................        2,139    7,950    6,410
                                                   -------  -------  -------
                                                    23,277   21,138   13,188
                                                   -------  -------  -------
Provisions ..................................       14,164   12,779    8,155
Long-term liabilities .......................      118,545  128,472  136,515
Current liabilities .........................        7,717    7,259    7,763
                                                   -------  -------  -------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES ..      163,703  169,648  165,621
                                                   =======  =======  =======


      The accompanying notes form an integral part of the annual accounts.

                        SUNSHINE STATE POWER (NO. 2) BV

    STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                       1997     1996     1995
                                                      AUD'000  AUD'000  AUD'000
                                                      -------  -------  -------
Net turnover
 Queensland Electricity Commission ...............    21,092   27,340   29,094
 Boyne Smelters Limited ..........................    27,462   18,854   18,706
                                                      ------   ------   ------
TOTAL ............................................    48,554   46,194   47,800

Cost of turnover
 Non-fuel ........................................     7,756    8,031    7,143
 Fuel ............................................    17,475   12,742   12,995
                                                      ------   ------   ------
TOTAL ............................................    25,231   20,773   20,138
                                                      ------   ------   ------

GROSS PROFIT ON TURNOVER .........................    23,323   25,421   27,662
 Operating expenses ..............................     2,144    1,509    2,632
 Depreciation and amortization expense ...........     5,537    5,285    4,846
                                                      ------   ------   ------
TOTAL EXPENSES ...................................     7,681    6,794    7,478
                                                      ------   ------   ------

NET PROFIT ON TURNOVER ...........................    15,642   18,627   20,184
                                                      ------   ------   ------
Interest expense .................................     6,852    8,954    9,713
Interest income ..................................      (584)    (668)    (626)
Foreign exchange (gain)/loss .....................     6,096   (2,157)     609
Disposal of assets (gain)/loss ...................       (64)      76        -
                                                      ------   ------   ------

NET FINANCIAL EXPENSE ............................    12,300    6,205    9,696
                                                      ------   ------   ------
Result from ordinary operations before taxation ..     3,342   12,422   10,488
Taxation .........................................     1,203    4,472    4,078
                                                      ------   ------   ------
NET RESULT .......................................     2,139    7,950    6,410
                                                      ------   ------   ------

      The accompanying notes form an integral part of the annual accounts.

                        SUNSHINE STATE POWER (NO. 2) BV

  STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                 1997     1996      1995
                                                              AUD'000  AUD'000   AUD'000
                                                             --------  -------  --------
Cash flows from operating activities
Net result ................................................     2,139    7,950     6,410
Adjustments to reconcile net result to net cash provided by
operating activities:
 Depreciation and amortization ............................     5,537    5,285     4,846
 Deferred income taxes ....................................     1,203    4,472     4,078
 Foreign exchange loss/(gain) .............................     6,096   (2,157)      609
 Gain/loss on sale of fixed assets ........................       (64)      76         -
 Changes in operating assets and liabilities:
 Stocks ...................................................     1,121   (1,473)       (6)
 Receivables ..............................................       357      839    (1,237)
 Provisions ...............................................       182      152       144
 Current liabilities ......................................        (3)    (886)     (131)
                                                             --------  -------  --------

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ...........    16,568   14,258    14,713
                                                             --------  -------  --------

Cash flows from investing activities:
 Purchases of tangible fixed assets .......................    (1,969)  (8,308)  (11,165)
 Proceeds from sale of fixed assets .......................        83       17         -
                                                             --------  -------  --------

NET CASH FLOWS USED BY INVESTING ACTIVITIES ...............    (1,886)  (8,291)  (11,165)
                                                             --------  -------  --------

Cash flows from financing activities:
 Proceeds (repayments) of notes payable ...................   (11,265)  (1,588)      883
 Repayments of long-term debt .............................    (4,298)  (3,916)   (3,533)
                                                             --------  -------  --------

NET CASH FLOWS (USED) BY FINANCING ACTIVITIES .............   (15,563)  (5,504)   (2,650)
                                                             --------  -------  --------

NET INCREASE IN CASH AND BANK BALANCES ....................      (881)     463       898
                                                             --------  -------  --------

 Cash and bank balances
 Beginning of year ........................................    10,416    9,953     9,055
                                                             --------  -------  --------
 End of year ..............................................     9,535   10,416     9,953
                                                             --------  -------  --------

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR
 INTEREST .................................................     7,063    9,084     9,667
                                                             --------  -------  --------





      The accompanying notes form an integral part of the annual accounts.

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.   GENERAL

ACTIVITIES

     Sunshine State Power (No. 2) BV (the Company) was incorporated on February 24, 1994. The Company's principal operating activity is the ownership of 17.5% of the Gladstone Power Station Joint Venture. The Gladstone Power Station Joint Venture owns and operates the Gladstone Power Station located in Queensland, Australia, which it acquired on March 30, 1994. The Gladstone Power Station Joint Venture is an unincorporated joint venture and therefore not a separate legal entity. Accordingly, the Gladstone Power Station Joint Venture owners act as tenants in common owning their proportionate shares of the unincorporated joint venture's assets, liabilities and results of operations. The accounts have been prepared for the years ended December 31, 1997, 1996 and 1995.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Unless otherwise stated assets and liabilities are carried at nominal value.

BASIS OF PREPARATION

     The Company's financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Netherland GAAP) which may differ in certain respects from generally accepted accounting principles in the United States (US GAAP). With regard to the Company's balance sheet and statement of income, there are no material differences between Netherlands GAAP and US GAAP. With regard to the Company's statement of cash flows, under US GAAP the foreign exchange loss/(gain) would be classified under the cash flows from financing activities section as US GAAP requires that such items be netted with the related cash flow item.

FOREIGN CURRENCIES

     Assets and liabilities at year-end and transactions during the period denominated in a foreign currency are translated into the Company's local currency (Australian $) at the exchange rates ruling at year-end and at the time of the transaction, respectively. Exchange adjustments are taken to the statement of income.

INTANGIBLE FIXED ASSETS

     Project Development Expenditures - Project development expenditures represent the Company's share of project development expenditures incurred by the Gladstone Power Station Joint Venture to organize the acquisition of the Gladstone Power Station and operate it subsequent to the acquisition.

     Capitalized development expenditures are being amortized over the term of the Gladstone Power Station Power sales agreements (35 years), commencing from the date the investment in the project was consummated. The carrying values of capitalized development expenditures and the amortization periods are reviewed annually and any necessary write down is charged against income. Research expenditures and expenditures on development of existing projects are charged against income in the year in which they are incurred.

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



     Financing Costs - Financing costs represent the Company's share of the costs incurred by the Gladstone Power Station Joint Venture to acquire the long-term debt used to finance the acquisition of the Gladstone Power Station. Capitalized financing costs are being amortized over a ten year period, which represents the timeframe until the Company expects the long-term debt will be refinanced.

TANGIBLE FIXED ASSETS

     All tangible fixed assets are stated at cost. The Company has not had any revaluations performed on its tangible fixed assets. Tangible fixed assets, with the exception of land, are depreciated over their estimated useful lives by the straight line method. Ordinary maintenance and repairs are expensed as incurred; replacements and improvements are capitalized.

     The estimated useful lives are:


     Site roads and preparation ................        35 years
     Generators, systems, stacks, etc. .........        35 years
     Coal handling plant .......................     10-35 years
     Other operating fixed assets ..............      3-10 years


STOCKS

     Stocks are carried at the lower of cost (principally by the FIFO method or another method which approximates FIFO) and net realizable value. In valuing stocks, appropriate allowance is made for obsolete or slow-moving items.

TRADE DEBTORS

     Trade debtors are stated at nominal value.

PROVISIONS

     Employee Provisions - Provisions are made for amounts expected to be paid to the operator of the Gladstone Power Station in respect of its employees for the pro rata entitlements for long service and annual leave. These amounts are accrued at actual pay rates having regard to experience of employee's departure and period of service. The provisions are divided into current (expected to be paid in the ensuing twelve months) and non-current portions.

     Deferred Tax - Provisions for deferred taxes have been set up where items entering into the determination of accounting profit for one period are recognized for taxation purposes in another. The principal difference arises in connection with the depreciation of fixed assets. In calculating the provision, current tax rates are applied. During 1995 Australian income tax rates increased from 33% to 36%. In 1995 the prior year deferred tax balance was increased to reflect the increase in tax rates with the adjustment being recorded in taxation in the statement of income.

COMPANY INCOME TAX

     Company income tax is based upon the results reported in the statement of income as adjusted for permanent differences. Current Australian tax rates are applied.

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



3.   INTANGIBLE FIXED ASSETS

     The movements in the intangible fixed assets are summarized as follows:


                                                         PROJECT
                                                       DEVELOPMENT   FINANCING
                                                      EXPENDITURES    COSTS       TOTAL
                                                      ------------  ----------  --------
                                                        AUD'000     AUD'000      AUD'000
COST
Balance at December 31, 1994 .......................       6,111      2,369       8,480
Additions for the year ended December 31, 1995 .....           -          -           -
                                                      ---------- ----------  ----------
Balance at December 31, 1995 .......................       6,111      2,369       8,480
Additions for the year ended December 31, 1996 .....           -          -           -
                                                      ---------- ----------  ----------
Balance at December 31, 1996 .......................       6,111      2,369       8,480
Additions for the year ended December 31, 1997 .....           -          -           -
                                                      ---------- ----------  ----------
Balance at December 31, 1997 .......................       6,111      2,369       8,480

ACCUMULATED AMORTIZATION
Balance at December 31, 1994 .......................        (131)      (178)       (309)
Amortization for the year ended December 31, 1995 ..        (175)      (237)       (412)
Amortization for the year ended December 31, 1996 ..        (174)      (237)       (411)
Amortization for the year ended December 31, 1997 ..        (175)      (236)       (411)
                                                      ---------- ----------  ----------

Balance at December 31, 1997 .......................        (655)      (888)     (1,543)
                                                      ---------- ----------  ----------

Net book value at December 31, 1997 ................       5,456      1,481       6,937
                                                      ---------- ----------  ----------

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



4.   TANGIBLE FIXED ASSETS

     The movements in the tangible fixed assets are summarized as follows:


                                                                                            OTHER
                                                    SITE ROADS      GENERATORS    COAL     OPERATING
                                                       AND           SYSTEMS,   HANDLING    FIXED
                                          LAND      PREPARATION       STACKS      PLANT      ASSETS     TOTAL
                                        -------     ------------     --------   ---------  ---------  --------
                                        AUD'000       AUD'000         AUD'000    AUD'000    AUD'000   AUD'000
COST
Balance at December 31, 1994 ....           184          2,138       123,482      5,508      1,673    132,985
Additions .......................             -            128         7,827      1,781        631     10,367
Disposals .......................             -              -            (1)         -         (9)       (10)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1995 ....           184          2,266       131,308      7,289      2,295    143,342
Additions .......................             5            182        10,489      1,168         97     11,941
Disposals .......................             -              -           (77)         -        (16)       (93)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1996 ....           189          2,448       141,720      8,457      2,376    155,190
Additions .......................             -             42         3,334         38        230      3,644
Disposals .......................             -            (10)           (3)         -         (6)       (19)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1997 ....           189          2,480       145,051      8,495      2,600    158,815
                                     ----------     ----------    ----------    -------    -------   --------

ACCUMULATED DEPRECIATION
Balance at December 31, 1994 ....             -            (46)       (2,571)      (292)      (155)    (3,064)
Charge for the year .............             -            (63)       (3,767)      (396)      (309)    (4,535)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1995 ....             -           (109)       (6,338)      (688)      (464)    (7,599)
Charge for the year .............             -            (69)       (3,935)      (526)      (344)    (4,874)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1996 ....             -           (178)      (10,273)    (1,214)      (808)   (12,473)
Charge for the year .............             -           (114)       (4,195)      (591)      (225)    (5,125)
                                     ----------     ----------    ----------    -------    -------   --------
Balance at December 31, 1997 ....             -           (292)      (14,468)    (1,805)    (1,033)   (17,598)
Net book value at December 31,
 1997 ...........................           189          2,188       130,583      6,690      1,567    141,217
                                     ----------     ----------    ----------    -------    -------   --------
Construction in progress at
 December 31, 1997 (construction
 in progress at December 31, 1996
 and 1995 was $1,807 and $5,440,
 respectively) ..................                                                                         132
                                                                                                     --------
Net tangible fixed assets at
 December 31, 1997 ..............                                                                     141,349
                                                                                                     --------

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



5. STOCKS


                           DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1997          1996          1995
                              ----          ----          ----

                             AUD'000       AUD'000        AUD'000
Coal ....................        915         2,028            574
Fuel oils ...............        128           135            177
Chemicals ...............          4            10             11
Spares and consumables ..        925           920            858
                            --------     ---------      ---------
                               1,972         3,093          1,620
                            --------     ---------      ---------



6. RECEIVABLES


                           DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1997          1996          1995
                              ----          ----          ----

                             AUD'000     AUD'000        AUD'000
Trade debtors ...........      3,717       4,030          4,814
Prepayments .............        193         237            292
                            --------     -------        -------
                               3,910       4,267          5,106
                            --------     -------        -------

     All receivables are due in less than one year.




7.   CASH AND BANK BALANCES

     All cash and bank balances are held by banks and include investments with maturities of three months or less which are readily convertible to cash. The Company's long-term debt agreement places restrictions on the amount of cash and bank balances which must be maintained. At December 31, 1997, 1996 and 1995, the restricted cash and bank balances totaled $5,425,000, $6,100,000 and $6,500,000, respectively.



8.   ISSUED SHARE CAPITAL

     The authorized share capital consists of 2,000 shares each having a nominal value of 75 Australian dollars (100 Dutch Guilders), of which 400 shares have been issued and fully paid up at December 31, 1997 and 1996. The Company's shares are owned by NRGenerating International BV (396) and Gunwale BV (4). Both NRGenerating International BV and Gunwale BV are wholly owned by NRG Energy, Inc., which is incorporated in the United States of America.


9.   RETAINED EARNINGS


                                                     1997     1996
                                                     ----     ----
                                                    AUD'000  AUD'000
Balance at January 1 .........................       13,158    6,748
Appropriation of prior years result ..........        7,950    6,410
                                                    -------  -------
Balance at December 31 .......................       21,108   13,158
                                                    -------  -------

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



10.  RESULT FOR THE PERIOD


                                                               AUD'000
                                                               -------
Balance at December 31, 1994 ...............................     6,748
1994 net result appropriated to retained earnings ..........    (6,748)
Net result for the year ended December 31, 1995 ............     6,410
1995 net result appropriated to retained earnings ..........    (6,410)
Net result for the year ended December 31, 1996 ............     7,950
1996 net result appropriated to retained earnings ..........    (7,950)
Net result for the year ended December 31, 1997 ............     2,139
                                                               -------
Balance at December 31, 1997 ...............................     2,139
                                                               -------



11.  PROVISIONS


                                           EMPLOYEE   DEFERRED
                                          PROVISIONS    TAX      TOTAL
                                          ----------  --------  -------

                                            AUD'000    AUD'000  AUD'000
Balance at December 31, 1994 ............       610      3,323    3,933
Charged/(released) to income ............       144      4,078    4,222
                                          ---------  ---------  -------
Balance at December 31, 1995 ............       754      7,401    8,155
Charged/(released) to income ............       152      4,472    4,624
                                          ---------  ---------  -------
Balance at December 31, 1996 ............       906     11,873   12,779
Charged/(released) to income ............       182      1,203    1,385
                                          ---------  ---------  -------
Balance at December 31, 1997 ............     1,088     13,076   14,164
                                          ---------  ---------  -------


     Approximately $621 (AUD'000) of the employee provisions are current and expected to be paid during 1998.


12.  LONG-TERM LIABILITIES

     Secured long-term debt due to third parties


                                DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                   1997          1996          1995
                                   ----          ----          ----

                                 AUD'000       AUD'000       AUD'000
     Secured - with banks ....    90,460        95,218        99,516


     Current installments of bank long-term debt are included under current liabilities. The interest rate for long-term debt is variable based on an average of the bid rates quoted by the banks plus a margin of 1.4% at December 31, 1997.

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



The bank long-term debt is repayable as follows (in AUD'000):


1998 ............................................    4,758
1999 ............................................    5,228
2000 ............................................    5,775
2001 ............................................    6,366
2002 ............................................    7,011
Thereafter ......................................   66,080
                                                    ------
                                                    95,218
                                                    ======


     The bank long-term debt is secured by the Company's ownership interest in the Gladstone Power Station Joint Venture.

     Unsecured Subordinated Note Payable (AUD'000)

     On March 25,1994 the Company received loans from NRGenerating International BV and Gunwale BV, the primary shareholders of the Company, in the amount of $42,273 and $427, respectively. The notes payable are subordinated to all other liabilities of the Company, bear no interest and are to be repaid in US dollars. The Company repaid $11,152 and $113 to NRGenerating International BV and Gunwale BV, respectively during 1997 and $1,572 and $16 to NRGenerating International BV and Gunwale BV respectively during 1996. There were no repayments made during 1995. Repayments on the notes payable are at the discretion of the Company, unless certain events of termination occur, as defined, and then the entire balance of the notes becomes due. The note balances, as adjusted for current period activity and foreign exchange fluctuations, were $27,806 and $279 to NRGenerating International BV and Gunwale BV at December 31, 1997 respectively, $32,922 and $332 to NRGenerating International BV and Gunwale BV at December 31, 1996, respectively, and $36,629 and $370 to NRGenerating International BV and Gunwale BV at December 31, 1995, respectively.


13.  CURRENT LIABILITIES


                                                DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                   1997          1996          1995
                                                   ----          ----          ----

                                                 AUD'000       AUD'000       AUD'000
Current installments of bank long-term debt ..     4,758         4,298         3,916
Trade creditors/suppliers ....................       826           696         1,345
Accrued coal/rail costs ......................     1,429         1,008         1,498
Accrued interest .............................       489           700           834
Other accrued expenses .......................       215           557           170
                                                 --------      --------      --------
                                                   7,717         7,259         7,763
                                                 --------      --------      --------





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

                        SUNSHINE STATE POWER (NO. 2) BV

                          NOTES TO THE ANNUAL ACCOUNTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995-- (CONTINUED)



14.  RELATED PARTIES

     An affiliate of the Company, Sunshine State Power BV owns 20% of the Gladstone Power Station Joint Venture. Sunshine State Power BV is owned by the owners of the Company.


     The Gladstone Power Station is operated by NRG Gladstone Operating Services Pty Ltd, which is ultimately a wholly-owned subsidiary of NRG Energy Inc. NRG Gladstone Operating Services Pty Ltd operates the Gladstone Power Station under the terms of the Operation and Maintenance Agreement with the Gladstone Power Station Joint Venture. During the periods ended December 31,1997,1996 and 1995, the Company paid NRG Gladstone Operating Services Pty Ltd approximately $260, $252 and $289 (A$S'000) respectively in operators fees under the terms of the Operation and Maintenance Agreement.



15.  NUMBER OF EMPLOYEES

     The average number of persons employed at the Gladstone Power Station during 1997 was approximately 453. These individuals are primarily employed in the operations and maintenance areas of the station. The Company is responsible for 17.5% of the related costs for these employees. The Company itself has no employees.


16.  REMUNERATION OF DIRECTORS

     During the periods ended December 31, 1997, 1996 and 1995, none of the directors received remuneration for their services as directors of the Company.




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